Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227492, 333-232772, 333-236104, 333-241665 and 333-258185 on Form S-3 and No. 333-218984, 333-241666 and 333-258192 on Form S-8 of our reports dated March 16, 2022, relating to the financial statements of Athenex, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 16, 2022